EXHIBIT 99.1

American CareSource Announces New Brand Name

ATLANTA, Sept. 2, 2015 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (NASDAQ:ANCI), announced today its plan to change the name of its urgent care centers and primary care centers to GoNow Doctors.

Regarding the branding campaign, Norman Winland, President and Chief Operating Officer of American CareSource, stated, "We believe the new name effectively communicates our commitment to providing immediate access to comprehensive healthcare in the communities we serve. We understand that our patients are busy, and we want to be their first choice for high quality, convenient care. We think our new brand delivers this message: when you need to see a doctor, it's best to GO NOW."

The new name and logo reflect the retail-oriented nature of the growing urgent care industry, which provides convenient, affordable, and comprehensive care for routine illness and injury. American CareSource plans to brand its ten existing centers over the next several months and will conduct significant marketing activities to introduce the new brand.

About American CareSource Holdings, Inc.

American CareSource Holdings, Inc. is the owner of a growing chain of ten urgent and primary care centers and an ancillary services network that provides ancillary healthcare services through its nationwide provider network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are forward-looking are based upon current expectations, and actual results or future events may differ materially. Therefore, the inclusion of such forward-looking information should not be regarded as a representation by us that our objectives or plans will be achieved. Words such as "expects," "believes," "anticipates," "intends," "should," "plans," and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, our ability to attract or maintain patients, clients or providers or achieve our financial objectives, changes in national healthcare policy, federal or state regulation, and/or rates of reimbursement, including without limitation to the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including economic downturns and increases in unemployment), the Company's ability to successfully implement our growth strategy for the urgent and primary care business, the Company's ability to identify and acquire target centers, increased competition in the urgent care and primary care market, the Company's ability to recruit and retain qualified physicians and other healthcare professionals, lower than anticipated demand for services, pricing, market acceptance or preference, changes in the business relationship with significant clients, term expirations of contracts with significant clients, the Company's inability to maintain a network of ancillary service providers that is adequate to generate significant claims volume, increased competition in the ancillary network business, the Company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

CONTACT: Investor Relations Contact:
         Adam Winger, Vice President of Acquisitions,
         Interim Chief Financial Officer, and General Counsel
         awinger@americancaresource.com
         (205) 250-8381